Exhibit 99.1
PRESS RELEASE
Mid Penn Bancorp, Inc.
2407 Park Drive
Harrisburg, PA 17110
1-866-642-7736
CONTACTS

Rory G. Ritrievi Chair, President & Chief Executive Officer	Justin T. Webb Chief Financial Officer
MID PENN BANCORP, INC. REPORTS THIRD QUARTER EARNINGS
AND DECLARES 64TH CONSECUTIVE QUARTERLY DIVIDEND

October 21, 2026 – Harrisburg, PA – Mid Penn Bancorp, Inc. (NASDAQ: MPB) ("Mid Penn"), the parent company of Mid Penn Bank (the "Bank") and MPB Financial Services, LLC, today reported net income available to common shareholders ("earnings") of $21.6 million, or $0.85 per basic common share and $0.84 per diluted common share, for the quarter ended September 30, 2026, compared to $18.3 million, or $0.80 per basic and $0.79 per diluted common share, for the third quarter of 2025. Adjusted earnings per common share, excluding non-recurring income and expenses(1), was $0.88 for the third quarter of 2026. Adjustments exclude $1.3 million of non-recurring expense, and $789 thousand of non-recurring income. Mid Penn also declared a quarterly cash dividend of $0.23 per common share.

Key Highlights of the Third Quarter of 2026:
•Net income available to common shareholders for the third quarter of 2026 was $21.6 million, an increase of $3.3 million, or 18.2%, compared to the third quarter of 2025, and a decrease of $66 thousand, or 0.3%, compared to the second quarter of 2026. The year-over-year increase was primarily attributable to the William Penn and 1st Colonial acquisitions. Earnings per basic common share for the third quarter of 2026 were $0.85 and $0.84 per diluted common share, an increase from $0.80 per basic and $0.79 per diluted common share in the third quarter of 2025.
•Loan balances increased $19.3 million, or 1.4% (annualized), during the third quarter of 2026 compared to the second quarter of 2026. Total loans increased $815.3 million, or 16.9%, to $5.6 billion at September 30, 2026, compared to $4.8 billion at September 30, 2025. Excluding $597.5 million of loans acquired in the 1st Colonial acquisition, organic loan growth was $176.2 million,or 4.84% (annualized), from December 31, 2025.
•Deposits increased $141.8 million, or 9.4% (annualized), during the third quarter of 2026 compared to the second quarter of 2026, primarily driven by a $251.8 million increase in interest-bearing transaction accounts, offset by a $59.9 million decrease in time deposits and a $50.1 million decrease in noninterest-bearing deposits. Total deposits increased $752.3 million, or 14.1%, to $6.1 billion from September 30, 2025. Excluding $747.1 million of deposits from the 1st Colonial acquisition, organic deposits increased $133.3 million, or 3.4% (annualized), from December 31, 2025.
•Net interest margin decreased 14 basis points ("bps") to 3.92% for the quarter ended September 30, 2026, compared to 4.06% for the second quarter of 2026, primarily driven by lower loan yields resulting from a $1.0 million decrease in purchase accounting accretion income, as well as higher funding costs, partially offset by higher investment securities yields. Compared to the third quarter of 2025, net interest margin increased 32 bps from 3.60%, primarily driven by higher investment securities yields, and lower funding costs.
•The core efficiency ratio(1) remained relatively stable at 60.57% in the third quarter of 2026, compared to 59.82% in the second quarter of 2026, and 58.80% in the third quarter of 2025, reflecting continued expense discipline following the 1st Colonial and William Penn acquisitions. On a tax-effected basis, the core efficiency ratio was 60.38%, compared to 59.64% and 58.57%, respectively.
•During the third quarter of 2026, Mid Penn closed certain financial centers as part of its ongoing efforts to improve operating efficiency. The closures are expected to result in ongoing expense savings, with an anticipated earnback period of less than one year.

•Book value per common share was unchanged at $35.62 as of September 30, 2026, compared to $35.62 as of June 30, 2026, and increased from $34.56 as of September 30, 2025. Tangible book value per common share (1) was $28.26 as of September 30, 2026, compared to $28.18 and $27.96 as of June 30, 2026 and September 30, 2025, respectively.
•As a result of the foregoing, the Board of Directors declared a quarterly cash dividend of $0.23 per common share, payable on November 13, 2026, to shareholders of record as of November 2, 2026.

(1) Non-GAAP financial measure. Refer to the calculation in the section titled “Reconciliation of Non-GAAP Measures (Unaudited)” at the end of this document.

Chair, President and CEO Rory G. Ritrievi provided the following statement:

“The third quarter of 2026 was a solid quarter for Mid Penn. Strong deposit growth was partially offset by softer-than-expected loan growth and noninterest income generation. Effective expense management and continued strong asset quality helped keep overall results in line with our expectations.

As we enter the fourth quarter, we remain confident that both loan growth and noninterest income performance will improve, positioning us well through the end of 2026 and for continued success in 2027.

Based upon the overall financial success in the third quarter and year to date, we are pleased to declare a quarterly cash dividend of $0.23 per common share to our shareholders of record as of November 2, 2026."

Net Interest Income
For the three months ended September 30, 2026, net interest income was $64.6 million, compared to net interest income of $65.3 million for the three months ended June 30, 2026, and $53.6 million for the three months ended September 30, 2025. Interest income for the quarter ended September 30, 2026 includes $3.1 million of loan accretion income related to fair value marks on acquired loans, which are accreted into interest income over the expected life of the assets.
The tax-equivalent net interest margin(1) for the three months ended September 30, 2026 was 3.92% compared to 4.06% for the second quarter of 2026, and 3.60% for the third quarter of 2025. The 14 bp decrease from the linked-quarter was partially attributable to the overall impact of purchase accounting adjustments, which contributed approximately 8 bps of the decline. The remaining decrease was primarily attributable to higher funding costs, partially offset by higher investment securities yields. Compared to the third quarter of 2025, net interest margin increased 32 bps from 3.60%, primarily driven by higher investment securities yields, and lower funding costs.
The yield on interest-earning assets decreased to 5.89% for the quarter ended September 30, 2026, from 5.99%, and increased from 5.81%, for the three months ended June 30, 2026, and September 30, 2025, respectively. The decrease from the second quarter of 2026 reflected lower yields on loans including the impact of reduced purchase accounting accretion income, partially offset by higher yields on investment securities.
For the nine months ended September 30, 2026, net interest income increased 28.3% to $185.2 million compared to net interest income of $144.3 million for the same period of 2025. The increase was primarily driven by a $38.8 million increase in interest income on loans and a $6.4 million increase in interest income on investment securities, compared to the same period in 2025.
Average Balances
Average balances continue to be impacted by the 1st Colonial acquisition given that the acquisition closed on February 27, 2026. Day one increases in loans, total assets, deposits, and total liabilities were $581.8 million, $842.5 million, $746.9 million and $751.7 million, respectively.
Average loans increased $35.9 million to $5.6 billion for the quarter ended September 30, 2026, compared to $5.6 billion for the quarter ended June 30, 2026, and increased $819.8 million compared to $4.8 billion for the quarter ended September 30, 2025.
Average deposits were $6.0 billion for the third quarter of 2026, an increase of $84.3 million, or 1.4%, from $5.9 billion in the second quarter of 2026 and an increase of $555.7 million, or 10.2%, from $5.5 billion for the third quarter of 2025, primarily due to the 1st Colonial and William Penn acquisitions, and organic growth. The average cost of deposits was 2.11% for the third quarter of 2026, representing a 4 bp increase from the second quarter of 2026, and a 26 bp decrease from the third quarter of 2025.
Cost of funds increased to 2.14%, compared to 2.09% in the second quarter of 2026, primarily reflecting higher costs on interest-bearing deposits.
Asset Quality
The total benefit for credit losses, including the benefit for credit losses on off-balance sheet credit exposures, was $1.6 million for the three months ended September 30, 2026, compared to the provision for credit losses of $528 thousand for the three months ended June 30, 2026, and a benefit for credit losses of $434 thousand for the three months ended September 30, 2025. The quarter-over-quarter change in the benefit for credit losses was primarily driven by improved macroeconomic assumptions, including more favorable forecasts for both unemployment and GDP, as well as an increase in loan prepayment speeds, partially offset by an increase in reserve on three individually analyzed C&I loans. Credit quality remained stable during the quarter, supported by minimal net charge-offs and continued disciplined credit risk management. Net charge-offs for the three months ended September 30, 2026, were $78 thousand, or approximately 0.001% of total average loans.
The provision for credit losses on loans was $887 thousand for the nine months ended September 30, 2026, a decrease of $1.5 million compared to the provision for credit losses of $2.4 million for the nine months ended September 30, 2025. The decrease for the nine months ended September 30, 2026 was primarily attributable to improved macroeconomic assumptions, partially offset by increases from qualitative adjustments to several segments of the portfolio. The benefit for credit losses on off-balance sheet credit exposures was $243 thousand for the three months ended September 30, 2026, compared to the benefit of $247 thousand for the three months ended September 30, 2025. The benefit for credit losses on off-balance sheet credit exposures was $326 thousand for the nine months ended September 30, 2026, compared to the benefit of $243 thousand for the nine months ended September 30, 2025.
Allowance for credit losses on loans was 0.71%, 0.74%, and 0.77% of loans, net of unearned income at September 30, 2026, June 30, 2026, and September 30, 2025, respectively.
Total nonperforming assets were $47.0 million at September 30, 2026, compared to nonperforming assets of $36.8 million at June 30, 2026, and $27.3 million at September 30, 2025. The increase during the third quarter of 2026 was primarily driven by an $8.2 million increase in nonaccrual loans, including $7.0 million in commercial real estate loans, and a $1.9 million increase in foreclosed owner-occupied commercial real estate.
Delinquency, measured as loans past due 30 days or more, as a percentage of total loans was 0.73% at September 30, 2026, compared to 0.71% and 0.68% at June 30, 2026 and September 30, 2025, respectively.
Capital
Shareholders’ equity increased $732 thousand, or 0.1%, to $902.6 million as of September 30, 2026, from $901.9 million as of June 30, 2026. Retained earnings increased $15.8 million, or 6.6%, from $238.2 million as of June 30, 2026 to $254.0 million as of September 30, 2026. Regulatory capital ratios for Mid Penn and the Bank indicate regulatory capital levels in excess of the regulatory minimums and the levels necessary for the Bank to be considered "well capitalized" at September 30, 2026. Additionally, Mid Penn declared $5.8 million in dividends during the third quarter of 2026.
On April 21, 2026, Mid Penn’s Board of Directors authorized a renewal and increase to its treasury stock repurchase program ("the Program"), increasing the authorized repurchase amount to an additional $50.0 million of Mid Penn’s outstanding common stock through April 30, 2027. No shares were repurchased during the third quarter of 2026. As of September 30, 2026, Mid Penn repurchased a total of 595,891 shares of common stock at an average price of $24.82 per share under the Program.
Noninterest Income
For the three months ended September 30, 2026, noninterest income totaled $10.0 million, a decrease of $548 thousand, or 5.2%, from $10.6 million for the second quarter of 2026. The decrease was primarily driven by a $225 thousand decrease in earnings from the cash surrender value of life insurance, and a $437 thousand decrease in other noninterest income, including a $406 thousand decrease in loan-level swap fees. These decreases were partially offset by a $415 thousand increase from the release of a contingent liability generated from a previous acquisition, and a $332 thousand increase from acquisition related lease adjustments. Additionally, there was a $537 thousand increase in loss on disposal of fixed assets.
For the nine months ended September 30, 2026, noninterest income totaled $30.2 million, an increase of $10.7 million, or 54.5%, compared to noninterest income of $19.6 million for the nine months ended September 30, 2025. The increase was primarily driven by a $7.6 million increase in fiduciary and wealth management income, reflecting the Cumberland Advisors acquisition, a $1.2 million increase in earnings from the cash surrender value of life insurance, a $485 thousand increase on ATM debit card interchange fees, and a $645 thousand increase in other noninterest income, including a $680 thousand increase in insurance commissions.
Noninterest Expense
For the three months ended September 30, 2026, noninterest expense totaled $48.6 million, an increase of $823 thousand, or 1.7%, compared to $47.8 million in the second quarter of 2026. The increase was primarily driven by a $436 thousand increase in the write-down on other real estate owned property, and an $809 thousand increase in other noninterest expense, including a $687 thousand increase in expenses relate to branch optimization. These increases were partially offset by a $446 thousand decrease in salaries and employee benefits.
For the nine months ended September 30, 2026, noninterest expense totaled $148.3 million, an increase of $31.9 million, or 27.4%, compared to $116.4 million for the nine months ended September 30, 2025. The increase was primarily driven by a $18.8 million increase in salaries and benefits, reflecting additional staff from the 1st Colonial, Cumberland Advisors, and William Penn acquisitions. Software licensing and utilization costs, occupancy expenses, and legal and professional fees increased $2.8 million, $1.8 million, and $2.7 million, respectively, primarily reflecting Mid Penn's increased size and operational complexity following these acquisitions. Intangible amortization also increased $2.7 million. These increases were partially offset by a $3.7 million decrease in merger and acquisition expenses compared to the same period of 2025.

The core efficiency ratio(1) remained relatively stable at 60.57% for the third quarter of 2026, compared to 59.82% for the second quarter of 2026 and 58.80% for the third quarter of 2025, reflecting continued expense discipline following the 1st Colonial and William Penn acquisitions.
(1)Non-GAAP financial measure. Refer to the calculation in the section titled “Reconciliation of Non-GAAP Measures (Unaudited)” at the end of this document. Non-GAAP financial measure.

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This press release, and oral statements made regarding the subjects of this release, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, technology, and market conditions. These statements may be identified by such forward-looking terminology as "continues," "expect," "look," "believe," "anticipate," "may," "will," "should," "projects," "strategy" or similar statements. Actual results may differ materially from such forward-looking statements, and no reliance should be placed on any forward-looking statement. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity; prepayment speeds, loan originations, credit losses and market values on loans, collateral securing loans, and other assets; sources of liquidity; common shares outstanding; common stock price volatility; fair value of and number of stock-based compensation awards to be issued in future periods; the impact of changes in market values on securities held in Mid Penn’s portfolio; legislation affecting the financial services industry as a whole, and Mid Penn and Mid Penn Bank individually or collectively, including tax legislation; results of the regulatory examination and supervision process and oversight, including changes in monetary policy and capital requirements; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or regulatory agencies; increasing price and product/service competition by competitors, including new entrants; rapid technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; the mix of products/services; containing costs and expenses; governmental and public policy changes; protection and validity of intellectual property rights; reliance on large customers; technological, implementation and cost/financial risks in large, multi-year contracts; the outcome of future litigation and governmental proceedings, including tax-related examinations and other matters; continued availability of financing; the availability of financial resources in the amounts, at the times and on the terms required to support Mid Penn and Mid Penn Bank’s future businesses; material differences in the actual financial results of merger, acquisition and investment activities compared with Mid Penn’s initial expectations, including the full realization of anticipated cost savings and revenue enhancements, the possibility that the anticipated benefits of a transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the companies or as a result of the strength of the economy and competitive factors in legacy Mid Penn and target markets; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of a transaction; the ability to complete the integration of Mid Penn and its target successfully; the dilution caused by Mid Penn’s issuance of additional shares of its capital stock in connection with a transaction; and other factors that may affect the future results of Mid Penn.
For a more detailed description of these and other factors which would affect our results, please see Mid Penn’s filings with the SEC, including those risk factors identified in the "Risk Factors" section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2025 and subsequent filings with the SEC. The statements in this press release are made as of the date of this press release, even if subsequently made available by Mid Penn on its website or otherwise. Mid Penn does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of unanticipated events, except as required by law.

SUMMARY FINANCIAL HIGHLIGHTS (Unaudited):

(Dollars in thousands, except per share data)	Sep. 30, 2026	Jun. 30, 2026	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025
Ending Balances:
Investment securities	$841,612	$878,026	$830,499	$769,045	$781,888
Loans, net of unearned income	5,636,482	5,617,169	5,509,940	4,862,838	4,821,134
Total assets	7,140,000	7,062,910	6,964,809	6,133,896	6,267,349
Total deposits	6,095,051	5,953,297	5,970,967	5,214,663	5,342,720
Shareholders' equity	902,639	901,907	887,405	814,058	796,323
Average Balances:
Investment securities	865,227	843,317	783,768	774,962	782,020
Loans, net of unearned income	5,623,990	5,588,129	5,083,240	4,844,308	4,804,163
Total assets	7,088,936	6,996,021	6,393,011	6,202,310	6,385,751
Total deposits	6,023,820	5,939,499	5,393,592	5,290,598	5,468,144
Shareholders' equity	904,814	892,092	845,553	803,093	783,547

	Three Months Ended
Income Statement:	Sep. 30, 2026	Jun. 30, 2026	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025
Net interest income	$64,640	$65,280	$55,250	$54,751	$53,629
(Benefit)/provision for credit losses	(1,561)	528	1,594	(839)	(434)
Noninterest income	10,038	10,586	9,604	7,277	8,183
Noninterest expense	48,590	47,767	51,959	35,848	37,982
Income before provision for income taxes	27,649	27,571	11,301	27,019	24,264
Provision for income taxes	6,024	5,880	2,595	7,572	5,967
Net income available to shareholders	21,625	21,691	8,706	19,447	18,297
Net income excluding non-recurring income and expenses (1)	22,207	22,019	15,294	19,224	17,772

Per Share:
Basic earnings per common share	$0.85	$0.86	$0.36	$0.84	$0.80
Diluted earnings per common share	0.84	0.85	0.36	0.83	0.79
Cash dividends declared	0.23	0.22	0.22	0.22	0.20
Book value per common share	35.62	35.62	35.08	35.32	34.56
Tangible book value per common share (1)	28.26	28.18	27.56	28.76	27.96

Asset Quality:
Net charge-offs to average loans (3)	0.006%	0.002%	0.084%	0.038%	0.008%
Non-performing loans to total loans	0.65	0.51	0.54	0.47	0.37
Non-performing asset to total loans and other real estate	0.83	0.65	0.69	0.63	0.57
Non-performing asset to total assets	0.66	0.52	0.55	0.50	0.44
ACL on loans to total loans	0.71	0.74	0.75	0.74	0.77
ACL on loans to nonperforming loans	109.81	146.52	138.68	157.25	207.92

Profitability:
Return on average assets (3)	1.21%	1.24%	0.55%	1.24%	1.14%
Return on average equity (3)	9.48	9.75	4.18	9.61	9.26
Return on average tangible common equity (1) (3)	12.71	13.20	5.82	12.29	11.95
Tax-equivalent net interest margin	3.92	4.06	3.80	3.79	3.60
Core Efficiency ratio (1)	60.57	59.82	63.52	55.26	58.80

Capital Ratios:
Tier 1 Capital (to Average Assets) (2)	10.8%	10.7%	11.4%	11.0%	10.4%
Common Tier 1 Capital (to Risk Weighted Assets) (2)	13.1	12.8	12.8	13.5	13.9
Tier 1 Capital (to Risk Weighted Assets) (2)	13.1	12.8	12.8	13.5	13.9
Total Capital (to Risk Weighted Assets) (2)	13.8	13.5	13.6	14.3	15.5
(1)Non-GAAP financial measure. Refer to the calculation in the section titled “Reconciliation of Non-GAAP Measures (Unaudited)” at the end of this document.
(2)Regulatory capital ratios as of September 30, 2026 are preliminary estimates while prior period ratios are actual.
(3)Annualized ratio

CONSOLIDATED BALANCE SHEETS (Unaudited):

(Dollars in thousands, except share data)	Sep. 30, 2026	Jun. 30, 2026	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025
ASSETS
Cash and due from banks	$58,237	$55,168	$60,967	$46,695	$18,013
Interest-bearing balances with other financial institutions	18,630	15,367	19,383	29,178	24,736
Federal funds sold	92,241	16,111	60,840	23,045	214,420
Total cash and cash equivalents	169,108	86,646	141,190	98,918	257,169
Investment Securities:
Held to maturity, at amortized cost	365,680	372,866	340,957	347,285	354,094
Available for sale, at fair value	470,757	499,773	484,130	416,314	427,352
Equity securities available for sale, at fair value	5,175	5,387	5,412	5,446	442
Loans held for sale	20,215	16,595	16,554	3,668	6,085
Loans, net of unearned income	5,636,482	5,617,169	5,509,940	4,862,838	4,821,134
Less: Allowance for credit losses	(40,244)	(41,640)	(41,105)	(36,091)	(37,337)
Net loans	5,596,238	5,575,529	5,468,835	4,826,747	4,783,797

Premises and equipment, net	47,161	49,236	49,611	48,742	48,491
Operating lease right of use asset	14,903	15,872	16,803	15,169	15,700
Finance lease right of use asset	2,233	2,278	2,323	2,368	2,413
Cash surrender value of life insurance	118,330	117,515	116,474	95,351	95,015
Restricted investment in bank stocks	11,805	15,720	10,081	7,576	6,737
Accrued interest receivable	34,620	33,391	32,958	29,640	29,705
Deferred income taxes	27,418	23,227	23,798	21,416	27,475
Goodwill	157,121	157,121	157,121	136,620	136,620
Core deposit and other intangibles, net	29,465	31,173	33,013	14,657	15,586
Foreclosed assets held for sale	10,321	8,390	8,420	7,806	9,346
Other assets	59,450	52,191	57,129	56,173	51,322
Total Assets	$7,140,000	$7,062,910	$6,964,809	$6,133,896	$6,267,349

LIABILITIES & SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$923,275	$973,371	$933,497	$834,013	$836,374
Interest-bearing transaction accounts	3,551,344	3,299,576	3,357,497	2,829,175	2,852,361
Time	1,620,432	1,680,350	1,679,973	1,551,475	1,653,985
Total Deposits	6,095,051	5,953,297	5,970,967	5,214,663	5,342,720

Short-term borrowings	68,000	137,500	31,500	20,833	—
Long-term debt	2,808	2,902	3,021	23,139	23,258
Subordinated debt and trust preferred securities	—	—	—	—	37,149
Operating lease liability	15,367	16,275	17,186	15,405	15,973
Accrued interest payable	13,025	12,175	12,195	10,942	16,460
Other liabilities	43,110	38,854	42,535	34,856	35,466
Total Liabilities	6,237,361	6,161,003	6,077,404	5,319,838	5,471,026

Shareholders' Equity:
Common stock, par value $1.00 per share; 40.0 million shares authorized	25,948	25,924	25,817	23,567	23,551
Additional paid-in capital	663,367	661,903	659,883	589,421	588,405
Retained earnings	254,017	238,224	222,154	219,685	205,320
Accumulated other comprehensive loss	(25,691)	(9,142)	(8,157)	(6,323)	(8,907)
Treasury stock	(15,002)	(15,002)	(12,292)	(12,292)	(12,046)
Total Shareholders’ Equity	902,639	901,907	887,405	814,058	796,323
Total Liabilities and Shareholders' Equity	$7,140,000	$7,062,910	$6,964,809	$6,133,896	$6,267,349

CONSOLIDATED STATEMENTS OF INCOME (Unaudited):

	Three Months Ended
(Dollars in thousands, except per share data)	Sep. 30, 2026	Jun. 30, 2026	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025
INTEREST INCOME
Loans, including fees	$88,685	$88,574	$76,798	$76,916	$76,262
Investment securities:
Taxable	8,047	7,558	6,501	6,590	6,614
Tax-exempt	277	284	297	320	331
Other interest-bearing balances	107	117	110	135	196
Federal funds sold	466	159	220	1,179	3,463
Total Interest Income	97,582	96,692	83,926	85,140	86,866
INTEREST EXPENSE
Deposits	32,031	30,619	27,848	29,930	32,631
Short-term borrowings	884	764	702	5	—
Long-term and subordinated debt	27	29	126	454	606
Total Interest Expense	32,942	31,412	28,676	30,389	33,237
Net Interest Income	64,640	65,280	55,250	54,751	53,629
Net (benefit)/provision for credit losses	(1,561)	528	1,594	(839)	(434)
Net Interest Income After (Benefit)/Provision for Credit Losses	66,201	64,752	53,656	55,590	54,063
NONINTEREST INCOME
Fiduciary and wealth management	3,908	3,891	3,661	1,412	1,340
ATM debit card interchange	1,177	1,169	1,035	1,053	1,019
Service charges on deposits	707	632	636	634	647
Mortgage banking	1,159	1,119	314	552	1,013
Mortgage hedging	100	113	81	(22)	50
Net gain on sales of SBA loans	14	27	163	100	—
Earnings from cash surrender value of life insurance	816	1,041	705	609	605
Net gain on sales of investment securities	—	—	—	10	—
Other	2,157	2,594	3,009	2,929	3,509
Total Noninterest Income	10,038	10,586	9,604	7,277	8,183
NONINTEREST EXPENSE
Salaries and employee benefits	26,499	26,945	23,346	20,026	20,941
Software licensing and utilization	4,159	4,155	3,598	3,406	3,310
Occupancy, net	2,964	2,891	3,253	2,624	2,642
Equipment	1,758	1,684	1,553	1,435	1,248
Shares tax	1,109	822	964	245	1,006
Legal and professional fees	1,710	2,157	1,688	992	1,070
ATM/card processing	771	689	757	771	557
Intangible amortization	1,708	1,819	1,300	930	944
FDIC assessment	785	663	800	1,046	422
Loss on sale or write-down of foreclosed assets, net	440	4	491	203	471
Merger and acquisition (1)	43	103	7,723	(39)	233
Other	6,644	5,835	6,486	4,209	5,138
Total Noninterest Expense	48,590	47,767	51,959	35,848	37,982
INCOME BEFORE PROVISION FOR INCOME TAXES	27,649	27,571	11,301	27,019	24,264
Provision for income taxes	6,024	5,880	2,595	7,572	5,967
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$21,625	$21,691	$8,706	$19,447	$18,297

PER COMMON SHARE DATA:
Basic Earnings Per Common Share	$0.85	$0.86	$0.36	$0.84	$0.80
Diluted Earnings Per Common Share	0.84	0.85	0.36	0.83	0.79
Cash Dividends Declared	0.23	0.22	0.22	0.22	0.20
(1)    Includes release of merger and acquisition accruals related to the William Penn acquisition in the fourth quarter of 2025.

CONSOLIDATED – AVERAGE BALANCE SHEET AND NET INTEREST INCOME ANALYSIS (Unaudited):

	Average Balances, Income and Interest Rates on a Taxable Equivalent Basis
	For the Three Months Ended
	September 30, 2026			June 30, 2026			September 30, 2025
(Dollars in thousands)	Average Balance	Interest	Yield/ Rate(2)	Average Balance	Interest	Yield/ Rate(2)	Average Balance	Interest	Yield/ Rate(2)
ASSETS:
Interest Bearing Balances	$18,101	$107	2.35%	$19,067	$117	2.46%	$26,950	$196	2.89%
Investment Securities:
Taxable	811,062	7,835	3.83	787,477	7,213	3.67	716,356	6,502	3.60
Tax-Exempt	54,165	277	2.03	55,840	284	2.04	65,664	331	2.00
Total Securities	865,227	8,112	3.72	843,317	7,497	3.57	782,020	6,833	3.47

Federal Funds Sold	49,000	466	3.77	13,686	129	3.78	310,525	3,463	4.42
Loans, Net of Unearned Income	5,623,990	88,685	6.26	5,588,129	88,574	6.36	4,804,163	76,262	6.30
Restricted Investment in Bank Stocks	13,066	212	6.44	12,292	345	11.26	7,143	112	6.22
Total Earning Assets	6,569,384	97,582	5.89	6,476,491	96,662	5.99	5,930,801	86,866	5.81

Cash and Due from Banks	53,451			53,422			49,582
Other Assets	466,101			466,108			405,368
Total Assets	$7,088,936			$6,996,021			$6,385,751

LIABILITIES & SHAREHOLDERS' EQUITY:
Interest-bearing Demand	$1,718,281	$7,561	1.75%	$1,660,007	$6,712	1.62%	$1,268,802	$5,736	1.79%
Money Market	1,297,153	8,427	2.58	1,243,822	7,838	2.53	1,238,470	9,046	2.90
Savings	420,915	685	0.65	433,917	711	0.66	333,545	64	0.08
Time	1,659,781	15,358	3.67	1,668,054	15,358	3.69	1,774,625	17,785	3.98
Total Interest-bearing Deposits	5,096,130	32,031	2.49	5,005,800	30,619	2.45	4,615,442	32,631	2.80

Short term borrowings	88,756	884	3.95	79,875	764	3.84	1	—	—
Long-term debt	2,839	27	3.77	2,886	29	4.03	23,302	264	4.49
Subordinated debt and trust preferred securities	—	—	—	—	—	—	37,224	342	3.65
Total Interest-bearing Liabilities	5,187,725	32,942	2.52	5,088,561	31,412	2.48	4,675,969	33,237	2.82

Noninterest-bearing Demand	927,690			933,699			852,702
Other Liabilities	68,707			81,669			73,533
Shareholders' Equity	904,814			892,092			783,547
Total Liabilities & Shareholders' Equity	$7,088,936			$6,996,021			$6,385,751

Net Interest Income		$64,640			$65,250			$53,629
Taxable Equivalent Adjustment (1)		235			231			245
Net Interest Income (taxable equivalent basis)		$64,875			$65,481			$53,874

Total Yield on Earning Assets			5.89%			5.99%			5.81%
Cost of funds			2.14%			2.09%			2.39%
Rate on Supporting Liabilities			2.52			2.48			2.82
Average Interest Spread			3.37			3.51			2.99
Tax-Equivalent Net Interest Margin			3.92			4.06			3.60
(1)Presented on a fully taxable-equivalent basis using a 21% federal tax rate and statutory interest expense disallowance.
(2)Annualized ratios

ALLOWANCE FOR CREDIT LOSSES AND ASSET QUALITY (Unaudited):

(Dollars in thousands)	Sep. 30, 2026	Jun. 30, 2026	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025
Allowance for Credit Losses on Loans:
Beginning balance	$41,640	$41,105	$36,091	$37,337	$37,615

Allowance for credit losses on loans acquired	—	—	4,415	—	—

Loans Charged off
Commercial real estate
CRE Nonowner Occupied	—	(2)	(499)	(394)	—
CRE Owner Occupied	—	—	—	(346)	—
Multifamily	—	—	—	—	—
Farmland	—	—	—	—	—
Commercial and industrial	—	—	—	—	(91)
Construction
Residential Construction	—	—	—	—	—
Other Construction	—	—	—	—	—
Residential mortgage
1-4 Family 1st Lien	(16)	—	—	—	—
1-4 Family Rental	—	—	(13)	—	—
HELOC and Junior Liens	(53)	(48)	—	—	—
Consumer	(21)	(11)	(641)	(28)	(40)
Total loans charged off	(90)	(61)	(1,153)	(768)	(131)
Recoveries of loans previously charged off
Commercial real estate
CRE Nonowner Occupied	—	—	—	294	9
CRE Owner Occupied	—	2	93	—	—
Multifamily	—	—	—	—	—
Farmland	—	—	—	—	—
Commercial and industrial (1)	(2)	6	—	—	—
Construction
Residential Construction	—	—	—	—	—
Other Construction	—	—	—	—	—
Residential mortgage
1-4 Family 1st Lien	2	3	2	2	3
1-4 Family Rental	—	13	—	—	—
HELOC and Junior Liens	—	—	—	—	—
Consumer	12	15	9	7	28
Total loans recovered	12	39	104	303	40
Balance before provision	41,562	41,083	39,457	36,872	37,524
(Benefit)/provision for credit losses - loans	(1,318)	557	1,648	(781)	(187)
Balance, end of quarter	$40,244	$41,640	$41,105	$36,091	$37,337
Nonperforming Assets
Total nonaccrual loans	$36,650	$28,420	$29,641	$22,951	$17,957

Foreclosed real estate	10,321	8,390	8,420	7,806	9,346
Total nonperforming assets	46,971	36,810	38,061	30,757	27,303

Accruing loans 90 days or more past due	—	213	—	—	160
Total risk elements	$46,971	$37,023	$38,061	$30,757	$27,463
(1)Commercial and industrial recoveries for the three months ended September 30, 2026 include an adjustment related to recoveries on loans acquired in the 1st Colonial acquisition.

RECONCILIATION OF NON-GAAP MEASURES (Unaudited)
Explanatory note: This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). Mid Penn’s management uses these non-GAAP financial measures in their analysis of Mid Penn’s performance. For tangible book value, the most directly comparable financial measure calculated in accordance with GAAP is book value. We believe that this measure is important to many investors in the marketplace who are interested in changes from period to period in book value per common share exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing total book value while not increasing tangible book value. Income tax effects of non-GAAP adjustments are calculated using the applicable statutory tax rate for the jurisdictions in which the charges (benefits) are incurred, while taking into consideration any valuation allowances or non-deductible portions of the non-GAAP adjustments. Adjusted earnings per common share excludes from income available to common shareholders certain expenses related to significant non-core activities, including merger-related expenses, net of income taxes. For return on average tangible common equity, the most directly comparable financial measure calculated in accordance with GAAP is return on average equity. The core efficiency ratio is often used by management to measure its noninterest expense as a percentage of its revenue. This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial measures determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of Mid Penn’s results and financial condition as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Management believes that this non-GAAP supplemental information will be helpful in understanding Mid Penn’s ongoing operating results. This supplemental presentation should not be construed as an inference that Mid Penn’s future results will be unaffected by similar adjustments to be determined in accordance with GAAP. The reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures can be found in the tables below.

Tangible Book Value Per Common Share

(Dollars in thousands, except per share data)	Sep. 30, 2026	Jun. 30, 2026	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025

Shareholders' Equity	$902,639	$901,907	$887,405	$814,058	$796,323
Less: Goodwill	157,121	157,121	157,121	136,620	136,620
Less: Core Deposit and Other Intangibles	29,465	31,173	33,013	14,657	15,586
Tangible Equity	$716,053	$713,613	$697,271	$662,781	$644,117

Common Shares Outstanding	25,342,443	25,320,686	25,296,763	23,047,203	23,039,223

Tangible Book Value per Share	$28.26	$28.18	$27.56	$28.76	$27.96

Adjusted Earnings Per Common Share Excluding Non-Recurring Income and Expenses

	Three Months Ended
(Dollars in thousands, except per share data)	Sep. 30, 2026	Jun. 30, 2026	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025

Net Income Available to Common Shareholders	$21,625	$21,691	$8,706	$19,447	$18,297
Less: BOLI Death Benefit Income	—	1	331	223	71
Less: Recoveries on loans previously acquired in business combinations (1)	—	—	—	—	534
Less: Swap cancellation gain	—	—	—	83	279
Less: Gain on the closing of an investment of a reinsurance entity acquired from another institution	—	—	—	—	420
Less: Gain on sale of pension assets	—	—	—	192	—
Less: Lease adjustments related to branch optimization	332	—	—	—	—
Less: Gain on sale of legacy bank facility	42	—	—	—	—
Less: Release of contingent liability	415	—	—	—	—
Plus: Merger and Acquisition Expenses (2)	43	103	7,723	(39)	233
Plus: Compensation expense for accelerated vesting of stock options and restricted stock awards	277	314	370	314	753
Plus: Legal settlement expense	—	—	665	—	—
Plus: Branch optimization and consolidation costs	687	—	—	—	—
Plus: Millersburg building reconstruction costs	352	—	—	—	—
Less: Tax Effect of Non-Recurring Expenses	(11)	88	1,839	—	207
Net Income Excluding Non-Recurring Income and Expenses	$22,207	$22,019	$15,294	$19,224	$17,772

Weighted-average Shares Outstanding	25,333,652	25,330,234	23,949,008	23,045,983	23,005,504

Adjusted Earnings Per Common Share Excluding Non-Recurring Income and Expenses	$0.88	$0.87	$0.64	$0.83	$0.77
(1)    These recoveries are recognized in noninterest income rather than a reduction to the allowance for credit losses, consistent with purchase accounting treatment, as expected credit losses on acquired loans were reflected in fair value adjustments at the acquisition date.
(2)     Includes release of merger and acquisition accruals related to William Penn acquisition in Q4 2025.

Return on Average Tangible Common Equity

	Three Months Ended
(Dollars in thousands)	Sep. 30, 2026	Jun. 30, 2026	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025

Net income available to common shareholders	$21,625	$21,691	$8,706	$19,447	$18,297
Plus: Intangible amortization, net of tax	1,349	1,437	1,027	735	746
	22,974	23,128	9,733	20,182	19,043

Average shareholders' equity	904,814	892,092	845,553	803,093	783,547
Less: Average goodwill	157,121	157,121	147,021	136,620	135,486
Less: Average core deposit and other intangibles	30,283	32,105	20,835	14,969	16,003
Average tangible common shareholders' equity	$717,410	$702,866	$677,697	$651,504	$632,058

Return on average tangible common equity(1)	12.71%	13.20%	5.82%	12.29%	11.95%
(1) Annualized ratio

Core Efficiency Ratio (Non-GAAP)

	Three Months Ended
(Dollars in thousands)	Sep. 30, 2026	Jun. 30, 2026	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025

Noninterest expense	$48,590	$47,767	$51,959	$35,848	$37,982
Less: Merger and acquisition expenses (1)	43	103	7,723	(39)	233
Less: Compensation expense for accelerated vesting of stock options and restricted stock awards	277	314	370	314	753
Less: Intangible amortization	1,708	1,819	1,300	930	944
Less: Loss on sale or write-down of foreclosed assets, net	440	4	491	203	471
Less: Other expenses on foreclosed assets	326	142	427	445	—
Less: Legal settlement expense	—	—	665	—
Less: Branch optimization and consolidation costs	687	—	—	—	—
Less: Millersburg building reconstruction costs	352	—	—	—	—
Efficiency ratio numerator	44,757	45,385	40,983	33,995	35,581

Net interest income	64,640	65,280	55,250	54,751	53,629
Noninterest income	10,038	10,586	9,604	7,277	8,183
Less: BOLI Death Benefit	—	1	331	223	71
Less: Recoveries on loans previously acquired in business combinations (2)	—	—	—	—	534
Less: Swap cancellation gain	—	—	—	83	279
Less: Gain on the closing of an investment of a reinsurance entity acquired from another institution	—	—	—	—	420
Less: Lease adjustments related to branch optimization	332	—	—	—	—
Less: Gain on sale of legacy bank facility	42	—	—	192	—
Less: Release of contingent liability	415
Less: Net gain on sales of investment securities	—	—	—	10	—
Efficiency ratio denominator	$73,889	$75,865	$64,523	$61,520	$60,508

Core efficiency ratio	60.57%	59.82%	63.52%	55.26%	58.80%

Tax effect on non-GAAP adjustments (3)	235	231	236	243	245
Tax-effected core efficiency ratio	60.38%	59.64%	63.29%	55.04%	58.57%
(1)    Includes release of merger and acquisition accruals related to the William Penn acquisition in Q4 2025.
(2)    These recoveries are recognized in noninterest income rather than a reduction to the allowance for credit losses, consistent with purchase accounting treatment, as expected credit losses on acquired loans were reflected in fair value adjustments at the acquisition date.
(3)    Tax-effected using a 21% statutory federal tax rate.